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[LOGO MEDIABAY, INC.]

FOR IMMEDIATE RELEASE

                    MEDIABAY COMPLETES $4.0 MILLION FINANCING

      - Company Issues Convertible Subordinated Notes Which Automatically
                  Convert to Equity on Shareholder Approval -

CEDARS KNOLLS, N.J., January 29, 2004 - MediaBay, Inc. (NASDAQ: MBAY) today announced that it has completed a $4.0 million financing. The Company has sold convertible subordinated notes due April 30, 2005 to institutional and accredited investors. Upon shareholder approval, the notes will automatically convert into between approximately 4.7 and 5.3 million shares of MediaBay common stock depending on the closing bid price on the trading day prior to the conversion date. In connection with the sale of the notes, the Company also issued warrants to the purchase 3.1 million shares of the Company's common stock at an exercise price of $1.28.

John F. Levy, Chief Financial Officer of MediaBay, said, "The sale of these notes is another step in executing the strategy we have disclosed over the last few months. We believe this financing will allow us to increase our marketing efforts over the next few months, which will assist us in growing our business."

About MediaBay, Inc.

MediaBay, Inc. (Nasdaq: MBAY) is a media, marketing and publishing company specializing in spoken audio content, whose industry-leading businesses include direct response and interactive marketing, retail product distribution, media publishing and broadcasting. MediaBay's content libraries include over 60,000 classic radio programs, 3,500 film and television programs and thousands of audiobooks, much of which is proprietary. MediaBay distributes its products to its own customer database of approximately 3.0 million names and 2.2 million e-mail addresses, in over 7,000 retail outlets and on the Internet through streaming and downloadable audio. MediaBay is comprised of four subsidiaries - Audio Book Club, the leading club for audiobooks, Radio Spirits, the leading seller of classic radio programs, MediaBay.com, the Company's digital audio download service and RadioClassics, the leading distributor of classic radio content across multiple broadcast platforms including satellite and traditional radio. For more information on MediaBay's brands, products and financial information, please visit www.MediaBay.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release constitute "forward-looking" statements that involve a number of known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any results, performances or achievements express or implied by such forward-looking statements. These risks and uncertainties, include, but not limited to, our history of losses; our ability to meet stock repurchase obligations, anticipate and respond to changing customer preferences, license and produce desirable content, protect our databases and other intellectual property from unauthorized access, pay our trade creditor and collect receivables; dependence on third-party providers, suppliers and distribution channels; competition; the costs and success of our marketing strategies; product returns; member attrition and other risks detailed in the Company's Securities and Exchange Commission filings. Undue reference should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements.

Contact:
Haris Tajyar                               John Levy, Chief Financial Officer
Investor Relations International           MediaBay, Inc.
(818) 382-9702                             (973) 539-9528
htajyar@irintl.com                         jflevy@mediabay.com


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